Exhibit 10.75

November 13, 2011

Michael W. Kramer

Dear Mike:

We are pleased to confirm our employment offer to you for the position of Chief Operating Officer of J. C. Penney Company, Inc. (“the Company”) as part of the Company’s Board of Director’s execution of its strategy and management plan. Your start date will be December 5, 2011, at which time you will become a member of the Executive Board.

Your total compensation summary is detailed below:

Base Salary: $1,000,000 ($41,666.67 semi-monthly).

Annual Performance Based Incentive

•	25% of the annual incentive will be based on the achievement of the Company’s Revenue goal.

•	25% of the annual incentive will be based on the achievement of the Company’s Operating Profit goal.

•	50% of the annual incentive will be based on the achievement of your individual annual performance objectives.

•

Your target incentive opportunity is 90% of your Base Salary and your maximum incentive opportunity is 2 times your target incentive opportunity, or 180% of your Base Salary. Assuming employment for a full fiscal year, your incentive compensation amount at target would be $900,000, for total earnings of $1,900,000. If maximum results are achieved, your incentive compensation would be $1,800,000, for total earnings of $2,800,000. If threshold level results are not achieved, the incentive compensation opportunity is $0.

•	Incentive compensation under this program for the current year is prorated based upon the actual number of months you participate in the program.

Cash Award

You will receive a one time signing bonus in the amount of $4,000,000 less applicable taxes. The signing bonus less applicable taxes will be paid to you within 30 days after your start date. The signing bonus will be subject to the attached jcpenney Signing Bonus Agreement.

Restricted Stock Unit Award

You will receive two restricted stock unit awards following the commencement of your employment with the Company.

As a new hire award, one restricted stock unit award will be for the number of restricted stock units determined by dividing $4,000,000 by the closing price of the common stock of the Company (Common Stock) on December 5, 2011, the effective date of your employment with the Company and the actual grant date of the restricted stock unit award. This restricted stock unit award will be a stand-alone grant authorized by the Human Resources and Compensation Committee of the Board of Directors (HRCC) and will be in the form attached hereto as Exhibit A.

Your $4,000,000 restricted stock unit award will vest one-third on the first anniversary of the grant date, one-third on the second anniversary of the grant date and one-third on the third anniversary of the grant date provided you are actively employed on each respective vesting date with no break in service. In addition, this restricted stock unit award will fully vest if your employment terminates for any reason other than your voluntary resignation (other than for “Good Reason”) or as a result of a summary dismissal as defined in the award agreement.

You will also receive a second restricted stock unit award for 750,000 restricted stock units. This restricted stock unit award will be a stand-alone grant authorized by the HRCC and will be in the form attached hereto as Exhibit B. The grant date of this restricted stock unit award will be December 5, 2011.

Your 750,000 restricted stock unit award will vest one-third on the fourth anniversary of the grant date, one-third on the fifth anniversary of the grant date and one-third on the sixth anniversary of the grant date provided you are actively employed on each respective vesting date with no break in service. In addition, this restricted stock unit award will pro rata vest if you are terminated other than for cause under, and as defined in, the Executive Termination Pay Agreement (ETPA), attached as Exhibit C. The restricted stock unit award will also fully vest if there is a change in control of the Company, as defined in the form of the award, and your employment is terminated other than for cause or you terminate your employment for “good reason” within two years following a change in control.

The Common Stock potentially issuable under your restricted stock unit awards will be registered on a Form S-8 Registration Statement under the Securities Act of 1933 and listed on the New York Stock Exchange (or such other exchange on which the Common Stock may be listed from time-to-time).

Each restricted stock unit shall at all times be deemed to have a value equal to the then-current fair market value of a share of Common Stock. At the time of vesting the Company will issue to you in cancellation of the restricted stock units, a number of shares of Common Stock equal to the number of vested restricted stock units.

Termination Arrangements

We recognize the need to provide protection to our executive officers in the event of termination of employment without cause or following a change in control of the Company. Accordingly, we have put in place separate arrangements consisting of an individual ETPA, attached as Exhibit C, and a Change in Control Plan, attached as Exhibit D, to address termination situations not precipitated by the conduct of the executive officer.

The ETPA provides severance benefits to you in exchange for your agreement to comply with certain covenants. The benefits payable under the ETPA are not available if benefits are received under the Change in Control Plan. The Company provides the Change in Control Plan if an executive’s employment is involuntarily terminated other than for cause, generally, within two years following a change in control of the Company.

Perquisites

As an executive officer of the Company, you are eligible to participate in the Financial Counseling Program and receive an Annual Health Exam. You may select any firm for financial counseling, keeping within the Company guidelines. The Company will pay up to $14,630 as a first-year fee and up to $10,125 annually for each succeeding year to cover the financial counseling firm’s fees. The Company will also provide you with an allowance of up to $3,000 for an annual health exam.

Indemnification

As an executive officer of the Company you will be entitled to enter into the Company’s standard indemnification agreement which is offered to all of its officers. This indemnification agreement is effective upon signed acceptance by the executive officer.

Benefits

Our comprehensive benefits package includes options to choose: healthcare (medical, dental, vision, flexible spending account); life insurance benefits; retirement benefits including 401(k) Savings Plan that includes a 3% matching contribution (the matching contribution is equal to a maximum of 3% on the first 6% of a participant’s contributions each pay period) and a 2% retirement account contribution, and a nonqualified deferred compensation plan. Other benefits include vacation (with prior-service credit), and a range of additional programs available to you and your family.

Relocation

If you relocate, jcpenney will pay for the relocation related expenses including, the movement of household goods, automobile, travel expenses, meals, house-hunting trips, and temporary housing in accordance with jcpenney relocation policy.

The employment relationship existing between jcpenney and its employees is employment-at-will. Under this relationship, jcpenney may, at any time, decide to end your employment with or without cause, prior notice or discipline at jcpenney’s sole discretion. Likewise, you are free to end your employment at any time for any reasons with or without notice.

Kramer, I look forward to your joining our team. We will make these the most productive and enjoyable years in your career…guaranteed!

Regards,

/s/ Ron Johnson

Ron Johnson

jcpenney

Chief Executive Officer

My signature acknowledges that I am accepting your offer of employment as outlined above. I acknowledge that this is not a contract of employment.

Name (Print):	Michael W. Kramer

Signature:	/s/ Michael W. Kramer

Date:	November 14, 2011

jcpenney Signing Bonus Agreement

Terms

In connection with your employment by jcpenney, you will receive a one time signing bonus in the amount of $4,000,000 (“Signing Bonus”) less applicable taxes. Your Signing Bonus less applicable taxes will be paid to you within 30 days after your December 5, 2011 start date (“Start Date”). By accepting this bonus and signing this agreement (“Agreement”), you agree that if you voluntarily terminate your employment for any reason, or jcpenney terminates your employment for Cause within one year of your Start Date you will be required to reimburse jcpenney for a portion of the Signing Bonus you received. The amount of the Signing Bonus you will be required to reimburse jcpenney will be determined by multiplying the portion of the Signing Bonus you received by a fraction the numerator of which is the number of whole calendar months that remain between the date of your termination employment and December 5, 2012, the first anniversary of your start date, and the denominator of which is 12. You will not be required to reimburse jcpenney for any portion of your Signing Bonus if your employment is involuntarily terminated by jcpenney for any reason other than for Cause, or if your employment is terminated as a result of your death, or Disability.

Definitions

For purposes of this Agreement the following terms will have the meanings prescribed to them below, unless the context requires otherwise:

“Cause” means (i) an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of your employment with the jcpenney; (ii) intentional damage to the jcpenney’s assets; (iii) intentional disclosure of the jcpenney’s confidential information contrary to jcpenney’s policies; (iv) material breach of your obligations under this Agreement; (v) intentional engagement in any competitive activity which would constitute a breach of your duty of loyalty or of your obligations under this Agreement; (vi) the willful and continued failure to substantially perform your duties for the jcpenney (other than as a result of incapacity due to physical or mental illness); or (vii) intentional breach of any of jcpenney’s policies or willful conduct by you that is in either case demonstrably and materially injurious to jcpenney, monetarily or otherwise; provided, however, that termination for Cause based on clause (iv) shall not be effective unless you shall have written notice from the Chief Executive Officer of the jcpenney (which notice shall include a description of the reasons and circumstances giving rise to such notice) not less than 30 days prior to the Executive’s termination and you have failed after receipt of such notice to satisfactorily discharge your duties. For purposes hereof, an act, or a failure to act, shall not be deemed “willful” or “intentional” unless it is done, or omitted to be done, by you in bad faith or without a reasonable belief that your action or omission was in the best interest of jcpenney. Failure to meet performance standards or objectives, by itself, does not constitute “Cause.” “Cause” also includes any of the above grounds for dismissal regardless of whether the jcpenney learns of it before or after terminating your employment.

“Code” means the Internal Revenue Code of 1986, as amended.

“Disability” means that you are totally and permanently disabled within the meaning of the Social Security Act (“Act”), provided that you have either (a) qualified for disability insurance benefits under such Act, or (b) in the opinion of the organization that administers jcpenney’s disability plans, you have a disability which would entitle you to such disability insurance benefits except for the fact that you do not have sufficient quarters of coverage or have not satisfied any age requirements under such law.

Dispute Resolution

Any dispute between you and jcpenney under this Agreement shall be resolved (except as provided below) through informal arbitration by an arbitrator selected under the rules of the American Arbitration Association for arbitration of employment disputes (located in the city in which jcpenney’s principal executive offices are based) and the arbitration shall be conducted in that location under the rules of said Association. Each party shall be entitled to present evidence and argument to the arbitrator. The arbitrator shall have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions. The arbitrator shall permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator shall give written notice to the parties stating the arbitrator’s determination, and shall furnish to each party a signed copy of such determination. The expenses of arbitration shall be borne equally by jcpenney and you or as the arbitrator equitably determines consistent with the application of state or federal law; provided, however, that your share of such expenses shall not exceed the maximum permitted by law. To the extent applicable, in accordance with Code section 409A and Treasury Regulation section 1.409A-3(i)(1)(iv)(A) or any successor thereto, any payments or reimbursement of arbitration expenses which jcpenney is required to make under the foregoing provision shall meet the requirements below. jcpenney shall reimburse you for any such expenses, promptly upon delivery of reasonable documentation, provided, however, all invoices for reimbursement of expenses must be submitted to jcpenney and paid in a lump sum payment by the end of the calendar year following the calendar year in which the expense was incurred. All expenses must be incurred within a 20 year period following your separation from service as defined in section 409A of the Code and the applicable Treasury regulations thereunder. The amount of expenses paid or eligible for reimbursement in one year under this section governing the resolution of disputes under this Agreement shall not affect the expenses paid or eligible for reimbursement in any other taxable year. The right to payment or reimbursement under this Section governing the resolution of disputes under this Agreement shall not be subject to liquidation or exchange for another benefit.

Any arbitration or action pursuant to this section governing the resolution of disputes under this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware and, where applicable, federal law, without giving effect to the principles of conflict of laws of such State. The mandatory arbitration provisions of this Section shall supersede in their entirety the J.C. Penney Alternative, a dispute resolution program generally applicable to employment terminations.

Recoupment

To the extent permitted by law, you agree that jcpenney may deduct reimbursement payments from your final paycheck and/or vacation payout. If reimbursement payments are not paid timely, jcpenney shall be entitled to recover reasonable collection agency fees and attorneys’ fees incurred by jcpenney because of such noncompliance with this Agreement.

Not an Employment Contract

This Agreement does not constitute a contract of employment. The employment relationship between you and jcpenney is employment-at-will. Under this relationship, jcpenney may, at any time, decide to end your employment with or without cause, prior notice or discipline at jcpenney’s sole discretion. Likewise, you are free to end your employment at any time for any reasons with or without notice.

My signature acknowledges that I have read and agree to the terms outlined above in the Agreement.

Name (Print):	Michael W. Kramer

Signature:	/s/ Michael W. Kramer

Date:	November 14, 2011